Exhibit 8

LIST OF SUBSIDIARIES

The following companies are subsidiaries of Max Resource Corp. as of May 31, 2007:

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION	OWNERSHIP

MAX Resources, Inc.	Nevada, U.S.	100%

For details see Item 4 - “Information On The Company”